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                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                         (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
MARCH 5, 1998                                              CORPORATE DEVELOPMENT
                                                         (405)848-8000, EXT. 257


           CHESAPEAKE ENERGY CORPORATION AND PAN EAST PETROLEUM CORP.
            PROVIDE UPDATE ON ACTIVITY IN NORTHEAST BRITISH COLUMBIA

OKLAHOMA CITY, OKLAHOMA, MARCH 5, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) and Pan East Petroleum Corp. (TSE:PEC) today announced the recent completion of the first of their three well horizontal drilling program in the Midwinter portion of the Helmet area in Northeast British Columbia. The first well flow tested at rates up to 17 million cubic feet of natural gas (Mmcf) per day during drilling of a 2,300 foot horizontal section in the Jean Marie formation, which is found at a depth of approximately 4,000 feet. Production is expected to commence within the next two weeks at between 5 to 6 Mmcf per day with anticipated reserves of 6-10 billion cubic feet of natural gas. Average horizontal well costs in the area are approximately $1.75 million.

Casing has been set on the second well and the horizontal section is scheduled for drilling next week. The third well is currently drilling and should be completed by mid-March. Pan East is the operator of all three wells and owns a 50% working interest with the remaining 50% owned by Chesapeake. Further drilling results from Chesapeake's Pan East and Ranger Oil Limited (NYSE: RGO) drilling programs in western Canada will be available in late March or in April.

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Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission


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